NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
THIRD-QUARTER AND NINE-MONTH 2005 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Third-quarter 2005 net income totaled $3.3 million, $0.44 per share, compared with $0.6 million, $0.07 per share, in the year-ago quarter.
•
Third-quarter 2005 property sales totaled $11.6 million, including a 38-acre tract in Barton Creek for $5.0 million, compared with $3.7 million in the third quarter of 2004. 40 lots sold in the third quarter of 2005, compared with 5 lots in the third quarter of 2004.

•	For the fourth quarter of 2005, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include at least:
o	12 lots at its Deerfield project for $0.8 million
o	14 lots in its Circle C community for $0.9 million
o	2 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.3 million

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues	$13,005	$4,859	$24,677	$11,033
Operating income (loss)	3,596	778	4,545	(1,071)
Net income (loss) applicable to common stock	3,319	557	3,727	(1,737)

Diluted net income (loss) per share of common stock	$0.44	$0.07	$0.49	$(0.24)
Diluted average shares of common stock outstanding	7,605	7,571	7,649	7,191

AUSTIN, TX, November 10, 2005 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $3.3 million, $0.44 per share, for the third quarter of 2005 compared to $0.6 million, $0.07 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, Stratus reported net income of $3.7 million, $0.49 per share, compared with a net loss of $1.7 million, $0.24 per share, for the nine months ended September 30, 2004.

Real Estate Revenues. Stratus’ real estate revenues for the third quarter of 2005 totaled $11.6 million, including sales of 27 lots at its Deerfield project in Plano, Texas for $1.7 million and four standard homebuilder lots at its Barton Creek Wimberly Lane Phase II subdivision in Austin, Texas for $0.6 million. Third-quarter 2005 real estate sales also included nine other residential lots within the Barton Creek community, five at Calera Drive for $2.1 million and four estate lots at the Escala Drive subdivision for $2.2 million. During the third quarter of 2005, Stratus also sold a 38-acre tract within Barton Creek for $5.0 million. Stratus’ real estate revenues for the third quarter of 2004 totaled $3.7 million and included five residential estate lots within the

Barton Creek community, three at the Mirador subdivision for $1.0 million and two at the Escala Drive subdivision for $0.7 million. In addition, Stratus recognized $0.3 million of previously deferred revenues related to a 2003 lot sale at the Mirador subdivision. During the third quarter of 2004, Stratus also sold an 83-acre undeveloped estate lot within the Barton Creek community for $1.8 million.

Rental Income and Other Revenues. For the third quarter of 2005, Stratus earned rental income of $0.9 million from its two fully leased 7000 West office buildings in Lantana in southwest Austin, compared to $0.8 million for the third quarter of 2004. In addition, Stratus earned $0.4 million in rental income related to its nearly 100 percent leased 75,000-square-foot office building at 7500 Rialto Boulevard for the third quarter of 2005, compared to $0.3 million for the 2004 period.

Stratus’ other revenues, including management fees, sales commissions and the sale of development fee credits to third parties, increased to $0.2 million for the third quarter of 2005 from less than $0.1 million for the 2004 period, reflecting higher sales of Stratus’ development fee credits to third parties in the 2005 period.

Development Activities. Lantana - As previously announced, Stratus is working with Advanced Micro Devices, Inc. (NYSE: AMD) on site planning and related matters necessary for AMD to develop a proposed project at Stratus’ Lantana property. The proposed AMD project consists of approximately 825,000 square feet of office and related uses located on a 59-acre site at the southeast corner of West William Cannon Drive and Southwest Parkway. Lantana is a partially developed, mixed-use project with remaining entitlements for approximately three million square feet of office and retail use on 282 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana. Development of the AMD project is subject to several conditions, including negotiating definitive agreements.

At September 30, 2005, Stratus’ two 70,000-square-foot office buildings at 7000 West were fully leased and its 75,000-square-foot office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. As demand for office space within Lantana has increased, Stratus plans to commence construction of a second 75,000-square-foot office building at 7500 Rialto Boulevard during the coming year, subject to securing suitable tenant leases.

Downtown Austin Project - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is suitable for a mixture of retail, office, hotel, residential and civic uses. Stratus and the City of Austin have entered into an exclusive negotiation period to reach agreement on the project’s design and transaction terms and structure.

Wimberly Lane Phase II - In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots, which was used to pay ongoing development costs of the lots. The deposit is being recognized as income as lots are sold. The lots are being sold on a scheduled takedown basis, with six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004. Stratus expects scheduled homebuilder sales during the fourth quarter of 2005 to total two lots for $0.3 million. Wimberly Lane Phase II also includes six estate lots, each averaging approximately five acres, which Stratus retained and marketed. Estate lot sales in 2005 through September 30 included five lots (one in the first quarter and four in the second quarter) for $1.5 million.

Deerfield - In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million. The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to fund up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $6.8 million of remaining availability under its Deerfield loan at September 30, 2005. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule with 56 lot sales closing in the first nine months of 2005. In October 2005, Stratus and the homebuilder executed a revised agreement which increases lot sizes and average purchase prices, based on a new total of 224 lots. Under the revised agreement terms, Stratus expects to complete 12 lot sales for $0.8 million during the fourth quarter of 2005.

Circle C Community - Stratus also has commenced development activities at the Circle C community based on the entitlements secured in its 2002 Circle C settlement with the City of Austin, which permits development of 1.0 million square feet of commercial space, 900 multi-family units and 830 single-family residential lots. In the second quarter of 2004, Stratus and the City of Austin amended the 2002 Circle C settlement to increase the amount of permitted commercial space from 1.0 million square feet to 1.16 million square feet in exchange for a decrease in allowable multi-family units from 900 units to 504 units. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January 2005. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which is currently under development, includes 134 lots and substantial completion is projected prior to year-end 2005. Development of the second phase of approximately 134 lots commenced in the third quarter of 2005, with completion projected by early 2006. Stratus estimates its sales from the first phase of Meridian will total at least 14 lots for $0.9 million during the fourth quarter of 2005.

In addition, several retail sites at the Circle C community received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction has commenced with completion expected by mid-2006. In December 2004, Stratus obtained an $18.5 million project loan from Comerica Bank to fund the construction of Escarpment Village, as well as a $22.8 million commitment from the Teachers Insurance and Annuity Association of America for a long-term mortgage for the completed project.

Calera - During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, two of which were sold in October 2005 and one of which was sold in the first quarter of 2004. Calera Court, the initial phase of the “Calera” subdivision, will include 17 courtyard homes on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots many of which adjoin the Fazio Canyons Golf Course, received final plat and construction permit approval. Development of these lots was completed and the initial five lots were sold for $2.1 million in the third quarter of 2005. During the fourth quarter of 2005 through November 7, 2005, Stratus sold an additional 10 lots for $3.5 million. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, is not expected to commence until after 2005.

Comerica Revolving Credit Facility. On September 30, 2005, Stratus entered into a loan agreement with Comerica to replace its existing $30.0 million revolving credit facility with Comerica. The loan agreement provides for a $45.0 million revolving credit facility, of which $3.0 million is provided for Stratus’ Calera Court project. The facility matures on May 30, 2007.

The facility sets limitations on liens and limitations on transactions with affiliates, and requires that certain financial ratios be maintained. The facility allows Stratus to purchase up to $6.5 million of its outstanding common stock after September 30, 2005. Amounts borrowed under the facility bear interest at a minimum annual rate of 5.0 percent or, at Stratus’ option, Comerica’s prime rate plus 0.5 percent or LIBOR plus 2.5 percent. Security for obligations outstanding under the facility includes substantially all of Stratus’ assets, except for Escarpment Village, 7000 West, Deerfield and the Meridian project.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Deerfield project, the Barton Creek community, the Circle C community and at Lantana and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004		2005	2004
Revenues:
Real estate	$11,603	$3,728		$20,480	$7,902
Rental income	1,223	1,103		3,608	2,905
Commissions, management fees and other	179	28		589	226
Total revenues	13,005	4,859		24,677	11,033
Cost of sales:
Real estate, net	7,074	2,555		13,063	5,771
Rental	727	47	[a]	2,047	1,547 [a]
Depreciation	422	398		1,259	1,105
Total cost of sales	8,223	3,000		16,369	8,423
General and administrative expenses	1,186	1,081		3,763	3,681
Total costs and expenses	9,409	4,081		20,132	12,104
Operating income (loss)	3,596	778		4,545	(1,071)
Interest expense, net	(311)	(233)		(909)	(701)
Interest income	34	12		91	35
Net income (loss) applicable to common stock	$3,319	$557		$3,727	$(1,737)

Net income (loss) per share of common stock:
Basic	$0.46	$0.08		$0.52	$(0.24)
Diluted	$0.44	$0.07		$0.49	$(0.24)

Average shares of common stock outstanding:
Basic	7,203	7,213		7,211	7,191
Diluted	7,605	7,571		7,649	7,191

a.	Includes a $0.7 million reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$119 and $124, respectively	$908	$379
Accounts receivable	453	345
Prepaid expenses	72	40
Notes receivable from property sales	22	47
Total current assets	1,455	811
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	126,207	104,526
Property held for sale - undeveloped	17,181	20,919
Property held for use, net	20,682	21,676
Other assets	3,875	4,140
Notes receivable from property sales	-	789
Total assets	$169,400	$152,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,794	$1,343
Accrued interest, property taxes and other	5,318	2,390
Current portion of long-term debt	6,735	1,531
Total current liabilities	16,847	5,264
Long-term debt	57,623	54,116
Other liabilities	5,355	5,285
Total liabilities	79,825	64,665

Stockholders’ equity:
Preferred stock	-	-
Common stock	74	72
Capital in excess of par value of common stock	182,086	181,145
Accumulated deficit	(87,690)	(91,417)
Unamortized value of restricted stock units	(636)	(841)
Common stock held in treasury	(4,259)	(763)
Total stockholders’ equity	89,575	88,196
Total liabilities and stockholders' equity	$169,400	$152,861

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash flow from operating activities:
Net income (loss)	$3,727	$(1,737)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation	1,259	1,105
Cost of real estate sold	11,157	4,192
Stock-based compensation	212	127
Long-term notes receivable and other	1,337	(745)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(115)	739
Accounts payable, accrued liabilities and other	6,449	2,004
Net cash provided by operating activities	24,026	5,685

Cash flow from investing activities:
Purchases and development of real estate properties	(29,745)	(16,823)
Municipal utility district reimbursements	645	699
Development of commercial leasing properties and other expenditures	(265)	(1,410)
Net cash used in investing activities	(29,365)	(17,534)

Cash flow from financing activities:
Borrowings from revolving credit facility	47,005	11,200
Payments on revolving credit facility	(45,640)	(7,261)
Borrowings from project loans	11,791	8,270
Payments on project loans	(4,445)	(178)
Purchases of Stratus common shares	(3,307)	(189)
Net proceeds from exercise of stock options	747	724
Bank credit facility fees	(283)	-
Net cash provided by financing activities	5,868	12,566
Net increase in cash and cash equivalents	529	717
Cash and cash equivalents at beginning of year	379	3,413
Cash and cash equivalents at end of period	908	4,130
Less cash restricted as to use	(119)	(1,775)
Unrestricted cash and cash equivalents at end of period	$789	$2,355

III